EXHIBIT 10.9

ASSET PURCHASE AGREEMENT

This Agreement is entered into on this 2nd day of February, 2011, by and between Emerging Media Holdings, Inc. (“EMH”), a Nevada corporation having its principal place of business at 1809 E. Broadway St., Suite 175, Oviedo, FL 32765 (hereinafter referred to as “Seller”); and, Chiril Luchinsky, residing at Bucuresti 76, Chisinau 2012, Moldova (“Purchaser”).

WHEREAS, Seller desires to sell certain assets of the Seller (“Assets”) as identified in Exhibit A and comprising all of the capital stock of certain wholly owned subsidiaries of EMH; and,

WHEREAS, Purchaser wishes to buy the Assets;

IT IS NOW THEREFORE AGREED, For and in consideration of the promises and of the mutual agreements hereinafter set forth, and intending to be legally bound, both parties hereto agree as follows:

1) Assets Acquired.  The Purchaser will acquire the aggregate of all right, title and interest of the Assets listed on Exhibit A (the Assets).

2) Purchase Price.  The Purchase Price for the Assets will be the assumption by Purchaser of any and all liabilities owed by the Subsidiaries and 4,800,000 shares of Emerging Media Holdings Inc. common stock.

3) The Closing.  This Asset Purchase Agreement shall be finalized and executed by the Seller and Purchaser by February 2, 2011.  The sale and purchase provided in this Agreement shall be closed on February 5, 2011.  The date and event of the sale and purchase are respectively, hereinafter referred to as the Closing Date and the Closing.

4) Closing Documents.  The following documents will be present at the Closing.

A) The Seller will provide and executed Common Stock Certificates endorsed over to Purchaser.

B) The Purchaser will provide and execute a Memorandum of Closing evidencing acceptance of the Stock Certificates and assumption of the liabilities associated with the subsidiaries.

5) Representations and Warranties of Seller. The Seller represents and warrants unto Purchaser that as of the date hereof:

A) The Seller is a corporation duly organized and in good standing under the laws of the State of Nevada.  Seller has the power to own the Assets and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes proper qualification necessary.

B)  The Seller has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof; all necessary action to authorize this Agreement and the consummation of the transactions contemplated herein; and this Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms.

C) The Seller has properly filed the necessary tax returns, reports, forms and payments which it has been required to file related to ownership of the Assets including property taxes and severance taxes, all such returns and reports and forms being true and correct and complete to the best of the Seller’s knowledge and ability, and has paid or will pay at or prior to Closing or when such taxes become due, all taxes, including penalties and interest, if any, which have or will become due for the time period up to the Closing Date.

D) There is neither any suit, investigation or other proceeding before any court or governmental agency, board, commission or bureau against the Seller pertaining to the Assets.  Furthermore, there are no defaults by the Seller under any applicable order, injunction, decree or award of any court, arbitrator, mediator or any Governmental Body which would materially impair Seller’s ability to perform any of its obligations hereunder or result in any material adverse change in the business, properties or conditions (financial or otherwise) of any of the Assets.

E) The Seller has obtained all material licenses, permits and other authorizations (the “Permits”) from federal, state, local and other Governmental Bodies necessary to operate the Assets.  Seller has received no notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions or proceedings affecting any of the Permits.

F) Except as set forth in Exhibit F, there are no authorizations, consents, approvals or notices required to be obtained or given by the Seller, or waiting periods required to expire, in order that Seller may execute and deliver this Agreement, and/or that the Assets may be transferred to the Purchaser.

G) To the Seller’s knowledge, the Seller is currently in material compliance with applicable Environmental Laws.

H) The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of the Governing Documents of Seller, (b) conflict with, result in a breach of, or constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Seller is a party, (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, injunction, statute, rule or regulation applicable  to Seller, or (d) result in the creation of any lien, charge or encumbrance on any of the Assets.

I) This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.  At the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered and shall constitute its legal, valid and binding obligations enforceable in accordance with their terms.

6) Representations and Warranties of Purchaser.  The Purchaser represents and warrants unto Seller that as of the date hereof:

A) The Purchaser is citizen of Moldova.  Purchaser has the power to buy the Assets and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes proper qualification necessary.

B)  The Purchaser has the full power and authority, in accordance with law, to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof and such execution and performance does not conflict with any Governing Documents of Purchaser or with any contract to which Purchaser is a party, or to which it is subject; all necessary action to authorize this Agreement and the consummation of the transactions contemplated herein; and this Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms.

C) This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.  At the Closing, all documents and instruments required hereunder to be executed and delivered by Purchaser shall be duly executed and delivered and shall constitute its legal, valid and binding obligations enforceable in accordance with their terms.

D) The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of Purchaser's Certificate of Formation, operating agreement or other Governing Documents, (b) conflict with, result in a Breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Purchaser is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Purchaser.

7. Survival of Representations and Warranties. The liability of Seller and Purchaser under each of their respective representations and warranties contained in this Agreement shall survive the Closing and execution and delivery of the assignments contemplated hereunder for a period of 6 months from the Closing Date; provided, however, that notwithstanding any other provisions of this Agreement, representations and warranties made with respect to taxes shall survive throughout the applicable statute of limitations period(s) for such taxes.

8. Insurance and Bonds. Seller will, at Seller's expense, maintain in full force and effect until the Closing Date, all policies of insurance and all surety and other bonds to which the Seller is a party with respect to the Assets.  Purchaser will get, at Purchaser's expense, it’s own policies of insurance and surety and other bonds necessary with respect to the Assets effective from the Closing Date.

9. Further Assurances. From time to time (whether at or after Closing); as and when requested by the other, Seller and Purchaser or their successors or assigns will execute, acknowledge and deliver all such instruments and documents and take such other action as such parties may reasonably deem necessary or desirable in order to more effectively consummate the transactions and to transfer to Purchaser the Assets.

10. Consents. Seller shall have received all consents and approvals by third parties listed on Exhibit F for the sale and transfer of the Assets.  Any item of the Assets which requires the consent of a third party for transfer where such consent cannot be obtained prior to the Closing Date, at Purchaser's option, be treated as an Excluded Asset, and the Purchase Price shall be adjusted downward by an amount reasonably agreed to by Seller and Purchaser.

11. Indemnification by Seller. Seller shall defend, indemnify and save Purchaser and its members, managers, officers, affiliates, successors and assigns harmless from and against (a) any and all claims, liabilities, damages, losses, assessments, costs and expenses, including reasonable attorneys' fees and expenses and costs of suit (collectively, "Losses"), arising out of any and all inaccurate representations and out of any and all Breaches of covenants and warranties and stipulations and agreements and certifications made by or on behalf of Seller in this Agreement or in any document delivered hereunder, and (b) any Losses suffered or incurred by Purchaser resulting from, related to or arising from the ownership or operation of the Assets prior to the Closing by Seller or any of its affiliates. Notwithstanding the foregoing, Seller shall not be obligated to indemnify Purchaser in connection with any Losses until the total of all Losses exceeds Ten Thousand Dollars ($10,000.00) ("Minimum Threshold"), and then only for an amount by which such Losses exceed the Minimum Threshold. Seller shall under no circumstances be obligated to indemnify Purchaser for Losses in an aggregate amount in excess of the Seller’s Insurance coverage. Notwithstanding the foregoing, the Seller shall not be obligated to indemnify Purchaser in connection with any Losses unless Purchaser notifies Seller of such Losses no later than 6 months from the Closing Date, excluding however any Losses with respect to taxes.

12. Indemnification by Purchaser. Purchaser shall defend, indemnify and save Seller and its shareholders, directors, officers, successors and assigns harmless from and against (a) any and all Losses, as described in section 11, arising out of any and all inaccurate representations and out of any and all Breaches of covenants and warranties and stipulations and agreements and certifications made by or on behalf of Purchaser in this Agreement or in any document delivered hereunder, and (b) any Losses suffered or incurred by Seller resulting from, related to or arising from the ownership or operation of the Assets after the Closing by Purchaser or any of its affiliates.

13. Broker's Fees-Seller's Indemnification. Seller shall indemnify Purchaser against, and hold it harmless from, any and all liabilities, including, without limitation, counsel fees and other costs of defending against liabilities for brokerage commission, to any person, firm, or corporation for any brokerage commission or finder's fee in connection with any of the transactions contemplated by this Agreement, arising out of acts by the Seller.

14. Broker's Fees - Purchaser's Indemnification. Purchaser shall indemnify the Seller against, and hold it harmless from, any and all liabilities, including, without limitation, counsel fees and other costs of defending against liabilities for a brokerage commission, to any person, firm, or corporation for any brokerage commission or finder's fee in connection with any of the transactions contemplated by this Agreement, arising out of acts by Purchaser.

15. Exhibits and Schedules. All exhibits and schedules referred to herein and listed below are attached hereto and by this reference made a part hereof.

Exhibit A - list of Assets being sold.

Exhibit F – list of consents and approvals needed for sale of Assets.

16. Integration. This instrument contains the entire agreement between the parties hereto with respect to the transaction contemplated hereby and shall not be changed or terminated except by written amendment signed by the parties hereto. Neither party has made any representations to the other except as set forth in this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, and all counterparts executed by Purchaser and Seller together shall constitute one and the same Agreement, and it shall not be necessary for Purchaser and Seller to execute the same counterpart hereof.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, no permitted assignment by any party shall relieve such party of any of its obligations hereunder.

19. Section Headings. The section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

20. Superseding Effect. This Agreement supersedes any prior agreement and understanding between the parties with respect to the subject matter of this Agreement.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and performed entirely therein, without regard to conflicts of laws provisions.

22. Construction. This Agreement shall not be construed against the party preparing it, but shall be construed as if both parties prepared this Agreement. This Agreement is not intended to confer any rights or remedies upon any other persons who or which are not parties hereto.

23. Confidentiality. Neither party, nor its respective officers, directors, employees or representatives, will disclose to any person or entity any information relative to the Purchase Price, unless and only to the extent that disclosure is required to be made under any federal or state law, rule or regulation or the order of any Governmental Body having competent jurisdiction except on a "need to know" basis. Notwithstanding the provisions of Section 7 hereinabove, the obligations contained in this Section 23 shall remain in effect for a period of five (5) years following the Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be du1y executed as of the day and year first above written.

Witness:	EMERGING MEDIA HOLDINGS, INC. SELLER

	BY:	/s/ Iurie Bordian
Iurie Bordian President

Witness:	PURCHASER

/s/ Chiril Luchinsky
Chiril Luchinsky

EXHIBIT A

 List of Assets Acquired

All of the issued and outstanding shares of:
IM “Media Alianti” SRL
SA “Analytic Media Group”
ICS “Alkazar Media Services” SRL